Exhibit 99.1

BASIC ENERGY SERVICES ANNOUNCES DECISION
TO UTILIZE INTEREST PAYMENT GRACE PERIOD TO CONTINUE DELEVERAGING DISCUSSIONS WITH TERM LOAN LENDERS AND UNSECURED BONDHOLDERS

FORT WORTH, Texas - August 15, 2016 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced that it has elected to utilize the 30-day grace period with respect to an $18.4 million interest payment due today on its 7.75% senior notes due 2019 (the “2019 Notes”). Under the terms of the terms of the indenture governing the 2019 Notes (the “2019 Notes Indenture”), the Company has a 30-day grace period after the interest payment date before an event of default would occur on September 14, 2016. Basic believes it is in the best interests of all stakeholders to use the grace period to continue to engage in discussions with its secured and unsecured debtholders regarding strategic alternatives to improve Basic’s long-term capital structure. There are no discussions underway that would impair trade vendors, customers, or employees in any regard, and the Company believes that it has ample liquidity at this time to continue efficient and uninterrupted operations in the ordinary course.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “We have made the strategic choice to use the grace period while our discussions with Basic’s debtholders continue. During these discussions, we anticipate meeting all of our obligations to suppliers, customers, employees, and others, as usual, and we will continue to provide our customers with dependable, high-quality services, which is the hallmark of our Company.”

About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 3,400 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, and (vi) Basic’s ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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Contacts:    Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard-Lascar Associates
713-529-6600